Exhibit 10.1

AMENDMENT NO. 2 TO MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT

AMENDMENT No. 2 (this “Amendment”), dated as of May 9, 2006, to the Membership Interest Purchase and Contribution Agreement (the “Agreement”), dated as of March 7, 2006, as amended, by and among Mr. Stanley C. Gale (“SG”), SCG Holding Corp., a Delaware corporation (“SCG” and together with SG, the “Sellers”), Mack-Cali Realty Acquisition Corp., a Delaware corporation, or its designee (the “Purchaser”), and Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS:

WHEREAS, the Purchaser, MCRLP and the Sellers have entered into the Agreement;

WHEREAS, pursuant to and in accordance with Section 10.7 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1.               Amendment to the Agreement.

(a)           Section 1.02 of the Agreement is hereby amended by adding the following defined terms to the list of defined terms in alphabetical order:

“PFV”	Exhibit I
“PFV Cash Consideration”	Exhibit I

(b)           Section 2.04(c) of the Agreement is hereby amended by adding the following at the end thereof: “and for the PFV Cash Consideration”.

(c)           Section 2.05(b) is hereby amended by adding the phrase “and the PFV Cash Consideration” immediately after the word “Payment” in such Section.

(d)           Clause (f) of Section 8.02 is hereby amended by adding the following at the end thereof:  “, other than PFV”.

(e)           Paragraph (b) of Section 5.05 of the Agreement is hereby amended by adding the following additional proviso at the end of the first sentence of such paragraph (b):

“; provided, further, that the provisions of this Section 5.05(b) shall not apply to the ownership by the Sellers or any of their Affiliates of any direct or indirect, beneficial or record, interest in (i) each Non-Portfolio Interest until such time it is acquired by the

Purchaser as contemplated by Section 5.22, (ii) any of Rock-GW LLC or MSG-Workstage LLC, (iii) any Person in which any of such entities holds a direct or indirect, beneficial or record, interest or (iv) any real property or development rights held or leased  as of the date hereof by any of the Persons specified in clauses (i), (ii) and (iii) of this proviso (or any rights to acquire the same which may be held as of the date hereof by any of such Persons ).”

(f)            Section 5.14 of the Agreement is hereby amended by adding the following at the end thereof:

“In addition, the parties acknowledge that the Purchaser may wish to restructure the Companies and the Subsidiaries, including by whom the ownership interests of each of the entities are held. The Sellers shall use all reasonable efforts to assist the Purchaser in effecting such restructuring.”

(g)           Article V of the Agreement is hereby amended by adding the following new Section 5.25:

“Section 5.25.  Maintenance of Certain Insurance Policies. Each of the Sellers hereby agrees that in connection with, and in consideration for, the Purchaser and MCRLP consummating the transactions contemplated by this Agreement, the Sellers shall purchase extended reporting periods under the following insurance policies upon the current expiration of the policies or, if proposed by the Sellers and agreed to by the Purchaser and MCRLP, the earlier cancellation of such policies. Such extended reporting periods shall be for the number of years noted below and shall include coverage for all of the entities which are listed on the current policies held by the Sellers. If the policies do not currently specifically name all of the entities being acquired by the Purchaser or its designee as insureds, the Sellers shall use its commercially reasonable efforts, including payment of any additional premiums in commercially reasonable amounts, to amend such policies to specifically include all such entities and evidence of same shall be provided prior to any termination or a cancellation of the policies being requested by or on behalf of the Sellers:

Insurance Policy	Additional Term
Directors and Officers Liability including Employment Practices Liability Policy	6 Years
Employed Lawyers Coverage	3 Years
Fiduciary Liability Coverage	1 Year
Miscellaneous Professional Liability	3 Years
Contractors Pollution and Errors and Omissions Coverages	3 Years

(g)           Exhibit I to this Amendment is hereby added as a new Exhibit I to the Agreement.

(h)           Exhibit J to this Amendment is hereby added as a new Exhibit J to the Agreement.

(i)          Attached as Exhibit K to this Amendment are additional Disclosure Schedules which for all purposes of the Agreement shall be incorporated into the Disclosure Schedule to the Agreement.

Section 2.               Assignment. This Amendment may not be assigned by operation of Law or otherwise without the prior express written consent of the Sellers, and the Purchaser or MCRLP which consent may be granted, conditioned, delayed or withheld in the sole discretion of the Sellers or the Purchaser or MCRLP, as the case may be. Notwithstanding the foregoing, the Purchaser may assign any or all of its interests in this transaction to one or more Affiliates, provided, that any such assignment shall not relieve the Purchaser from its obligations hereunder.

Section 3.               Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Purchaser, MCRLP and the Sellers with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

Section 4.               Severability. If any term or other provision of this Amendment shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Amendment or the validity or enforceability of this Amendment in any other jurisdiction.

Section 5.               Counterparts. This Amendment shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Amendment may be executed and delivered (including by facsimile transmission or portable document format (PDF)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 6.               Governing Law. This Amendment and all others arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Purchaser, MCRLP and the Sellers have executed or caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

MACK-CALI REALTY ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Mitchell E. Hersh
Name: Mitchell E. Hersh
Title: President and Chief Executive Officer

MACK-CALI REALTY L.P.,
a Delaware limited partnership

By:	Mack-Cali Realty Corporation,
a Maryland corporation, its general partner

By:	/s/ Mitchell E. Hersh
Name: Mitchell E. Hersh
Title: President and Chief Executive Officer

SCG HOLDING CORP.

By:	/s/ Stanley C. Gale
Name: Stanley C. Gale
Title: Chief Executive Officer

STANLEY C. GALE

/s/ Stanley C. Gale

EXHIBIT I

PRINCETON FORRESTAL VILLAGE

Section 1.               Acquisition of The Gale PFV Investor Company, L.L.C.

(a)           The parties acknowledge that The Gale PFV Investor Company, L.L.C., a Delaware limited liability company (“PFV”), has been identified as an Excluded Asset. The parties agree that, notwithstanding that PFV has been identified as an Excluded Asset, PFV shall be indirectly acquired by the Purchaser at the Closing in connection with the transactions contemplated hereby. In connection with such acquisition, the Purchaser shall pay to the Sellers an amount equal to One Million Seven Hundred Seventy Four Thousand Five Hundred Dollars ($1,774,500) by wire transfer in immediately available funds to the Purchase Price Bank Account at the Closing (the “PFV Cash Consideration”).

(b)           As additional consideration for the acquisition of PFV, each of the parties agrees that, at the Closing, SG and The Gale Company L.L.C. shall, and the Purchaser and MCRLP shall cause The Gale Company L.L.C to, enter into an Amended and Restated Limited Liability Company Operating Agreement of PFV (the “PFV Operating Agreement”), substantially in the form attached hereto as Exhibit J.

Section 2.               Additional Representations and Warranties.  Each of the Sellers, jointly and severally, hereby represents and warrants to the Purchaser and MCRLP as follows:

(a)           Ownership.

(i)            The Gale Company, L.L.C. has good and marketable title to, and is the lawful record and beneficial owner of, 100% of the outstanding membership interests of PFV, free and clear of all Encumbrances other than Permitted Encumbrances.

(ii)           The Gale PFV Investor Company, L.L.C. has a 50% Percentage Interest in GMW Village Associates, LLC; GMW Village Associates, LLC has a 20% interest in distributions, net cash flow and cash proceeds of GE/Gale Funding LLC; and GE/ Gale Funding LLC is the sole owner of PF Village LLC.

(iii)          To the actual knowledge of the Sellers, PF Village LLC is the sole ground lessee of the Princeton Forrestal Village property, located at Block 3, Lot 3.10, Village Road  and US Route #1, Princeton, New Jersey (the “PFV Property”) as well as the improvements thereon.

(b)           The execution, delivery and performance of this Exhibit by the Sellers does not and will not (a) violate, conflict with or result in the breach of the certificate of formation or operating agreement (or similar organizational documents) of any Seller, (b) conflict with or violate, in any material respect, any Law or Governmental Order applicable to such Sellers or (c) except as would not adversely affect the ability of any Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and assuming the consents identified in Section 2(d) shall have been obtained, conflict with, violate or breach any agreement to which such any Seller is a party.

(c)           Litigation. Other than as set forth on Section 3.09 of the Disclosure Schedule to the Agreement, to the actual knowledge of SG, there are no lawsuits or proceedings pending or threatened in writing which would have a material adverse effect on the PFV Property other than claims fully covered by insurance.

(d)           Consents. No consent of any third party is required to be obtained in order for the Sellers to consummate the transactions contemplated by this Exhibit I, other than the consents of IXIS Real Estate Capital, Tigerbaum Partners, LLC and E&M at Princeton Forrestal, LLC.

(e)           Entity Status. PFV has at all times been classified and treated as a partnership or disregarded entity and not as an association taxable as a corporation for federal income tax purposes in each state and local jurisdiction in which it files Tax Returns.

(f)            Documents. The Sellers have delivered or made available to the Purchaser and MCRLP true and complete copies (in either paper or electronic form) of the organizational documents of PFV (the “Organizational Documents”). The Organizational Documents are true, complete and correct in all material respects, and constitute all of the material documents, agreements and instruments with respect to the formation, governance, management and organization of PFV.  The Organizational Documents have not been amended, modified, supplemented, terminated or otherwise changed.

(g)           Leases.True, accurate and complete copies of the leases in place at the PFV Property (the “Leases”) have been provided or made available to the Purchaser and MCRLP. Except as disclosed in writing to the Purchaser or MCRLP, (i) the Sellers have not received any material written notice of default by the applicable landlord under any Lease which remains uncured and (ii) the Sellers have not given or received any written notice of default by the applicable tenant under any Lease which remains uncured. The Leases are valid and bona fide obligations of the landlord thereunder and are in full force and effect. Except as expressly set forth in the Leases, no tenant is entitled, now or in the future, to any concession, rebate, offset, allowance or free rent for any period, nor has any such claim been asserted in writing by any tenant.

(h)           Capital Contribution. The Purchaser will not have any obligation to make a capital contribution to PFV attributable to leasing commissions, tenant improvement costs and any other leasing costs for leases in place at PFV except that the Purchaser may be required to make such capital contributions to PFV attributable to leasing commissions, tenant improvement costs and any other leasing costs arising from any extension or expansion of any premises leased by PFV.

(i)            Liabilities. There are no Liabilities of any Seller of any nature which relate to PFV or the PFV Property other than the Liabilities (a) expressly set forth in the Disclosure Schedule to the Agreement, (b) otherwise permitted to be incurred under the

Agreement, other than such Liabilities which would not have a material adverse effect on PFV or (c) which are not otherwise covered by the reserves of PFV.

(j)            Compliance. Except as would not adversely affect the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Exhibit I, each Seller is in compliance, in all material respects, with all laws, regulations and agreements applicable to such Seller, including any applicable agreement to which such Seller is a party or is subject or which is binding upon it or the PFV Property.

(k)           Leasing Commissions; Tenant Improvements.  To the actual knowledge of SG, there are no obligations for leasing commissions or tenant improvements affecting the PFV Property which have not been provided to or made available to the Purchaser and MCRLP.

(l)            Environmental. To the actual knowledge of SG, the Sellers have not received written notice from a Governmental Authority of a violation of any Environmental Law with respect to the PFV Property that has not been cured.

(m)          Zoning. To the actual knowledge of SG, none of the Sellers has received written notice from any Governmental Authority of (i) any pending, threatened or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, materially adversely affecting or which may materially adversely affect the PFV Property, (ii) any proposed or pending proceeding to materially adversely change or redefine the zoning classification of all or any part of the PFV Property, (iii) any proposed or pending special assessments affecting the PFV Property or any portion thereof, (iv) any penalties or interest due with respect to real estate taxes assessed against any the PFV Property, and (v) any proposed change(s) in any road or grades with respect to the roads providing a means of ingress and egress to the PFV Property.

(n)           Tax Certiorari Proceedings. To the actual knowledge of SG, there are no pending proceeds for tax certiorari with respect to the PFV Property.

(o)           Private Letter Rulings. To the actual knowledge of SG, none of the  Sellers are subject to any private letter ruling of the Internal Revenue Service or comparable rulings of another taxing authority.

(p)           Indebtedness. Except for the IXIS Real Estate Capital Mortgage Loan, PFV does not have any indebtedness for borrowed money and PFV has not guaranteed the debt of any other person or entity.

(q)           Surveys. To the actual knowledge of SG, Schedule 2(q) sets forth all current surveys with respect to the PFV Property that are in the possession or control of the Sellers. Complete copies of the surveys listed on Schedule 2(q) have been provided or made available to the Purchaser.

(r)            Due Diligence Information. SG has no actual knowledge that any information made available to the Purchaser and MCRLP by the Sellers in connection with the transactions contemplated by this Agreement is not the true, accurate and complete understanding of SG, in all material respects, relating to PFV.

Section 3.      Additional Indemnification.

(a)           Survival of Representations and Warranties. The representations and warranties contained in this Exhibit I shall survive for a period of nine (9) months after the Closing; provided, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 3 shall survive until such claim is finally and fully resolved. Notwithstanding the foregoing, (i) the representations and warranties contained in Section 2(d) shall survive the Closing for a period of three (3) years after the Closing, and (ii) the representations and warranties contained in Sections 2(a) and 2(e) of this Exhibit I shall survive the Closing indefinitely, subject only to any applicable statute of limitations.

(b)           Indemnification by the Sellers. Subject to Section 3(c) hereof, the Purchaser Indemnified Parties shall be indemnified and held harmless by the Sellers, jointly and severally, for and against all Losses arising out of or resulting from the breach of any representation or warranty made by the Sellers contained in this Exhibit I.

(c)           Limits on Indemnification. Notwithstanding anything to the contrary contained in this Exhibit I, other than claims arising out of or resulting from the breaches of representations and warranties set forth in Sections 2(a) and 2(d) of this Exhibit I:  (i) the Sellers shall not be liable for any claim for indemnification pursuant to Section 3(b), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Sellers equals or exceeds an amount equal to .05% of the PFV Cash Consideration, after which the Sellers shall fully indemnify the other party for the total of such Losses and (ii) the maximum amount of indemnifiable Losses which may be recovered from the Sellers arising out of or resulting from the causes set forth in Section 3(b) shall be an amount equal to 10% of the PFV Cash Consideration. No party hereto shall have any liability under any provision of this Exhibit I for any punitive damages.

(d)           Other than as expressly set forth in this Section 3, all provisions of Article VIII of the Agreement shall apply to this Exhibit I with full force and effect.